Exhibit 10.22b

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

(PERFEXION UPGRADE)

This LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (PERFEXION UPGRADE) (this "Agreement") is dated effective July 30, 2013 (the "Effective Date"), and is entered into by and between TUFTS MEDICAL CENTER, INC., a not-for-profit Massachusetts corporation (formerly known as New England Medical Center Hospitals, Inc.) ("Medical Center"), and GK FINANCING, LLC, a California limited liability company ("GKF").

Recitals:

A.           GKF and Medical Center entered into a Lease Agreement for a Gamma Knife Unit dated October 5, 1998, which was amended by a certain Addendum to Lease Agreement for a Gamma Knife Unit dated effective April 1, 2005 (collectively, the "Prior Lease"). Pursuant to the Lease, GKF is leasing to Medical Center a Leksell Stereotactic Gamma Knife unit, Model 4C (the “Model 4C”).

B.           On February 28, 2008, Medical Center changed its name from New England Medical Center Hospitals, Inc. to Tufts Medical Center, Inc.

C.           The parties intend to upgrade the Model 4C to a Leksell Gamma Knife Perfexion which will be equipped with new cobalt-60 (the "Equipment" or "Perfexion") which will be leased by GKF to Medical Center pursuant to the terms and conditions of this Agreement.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Medical Center, and Medical Center hereby leases from GKF, the Equipment. The Equipment to be leased to Medical Center pursuant to this Agreement shall include the latest approved Gamma Knife technology available as of the date of this Agreement, including all hardware and software related thereto as listed in the Specifications.

2.          Execution of LGK Agreement by and between Medical Center and Elekta. Medical Center agrees that simultaneously with the execution of this Agreement it shall execute that certain LGK Agreement with Elekta, (hereinafter referred to as the "LGK Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by this reference. GKF hereby grants to Medical Center a non-exclusive right and sublicense to use the "LGP Software" as defined in and contemplated under, and subject to the terms and conditions of, the LGK Agreement.

1

3.           Perfexion Upgrade.

3.1           Subject to the terms and conditions set forth below, GKF, at GKF's cost and expense, shall upgrade the Model 4C to the Equipment described in Recital C above (the "Perfexion Upgrade"). GKF shall be responsible for all third party costs related to installation and rigging associated with the Perfexion and de-installation of the Model 4C. In connection with the Perfexion Upgrade, GKF shall also upgrade the flooring and painting in the Medical Center gamma knife suite. In connection with the Perfexion Upgrade, Medical Center, at Medical Center's cost and expense, shall provide GKF with Medical Center personnel (including Medical Center physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion, and modification of the Determination of Need, as necessary. Subject to Medical Center's compliance with Section 3.2 below, GKF shall use commercially reasonable efforts to perform the Perfexion Upgrade in the Fall of 2013. The Parties agree that, once the Model 4C is no longer operable due to the commencement of de-installation, GKF will use commercially reasonable efforts to complete the installation and rigging of the Perfexion within six (6) weeks (the “Down Period”) so as to minimize the interruption of Medical Center’s services to its patients. GKF will provide Medical Center with not less than sixty (60) days notice of the approximate dates of the Down Period so that Medical Center can appropriately manage patient scheduling.

3.2           Notwithstanding the foregoing, the Perfexion Upgrade shall be performed by GKF only after all licenses, permits, approvals, consents and authorizations necessary and appropriate for the Perfexion Upgrade, including, without limitation, the proper handling of the cobalt-60 (collectively, the "Permits"), have been obtained by Medical Center at Medical Center's sole cost and expense (other than any filing or registration fees which shall be paid for by GKF). The timing and procedure for such Perfexion Upgrade shall be as mutually agreed upon between the parties. Medical Center represents and warrants to GKF that the Site and shielding in the vault for the Perfexion are compliant with all applicable Nuclear Regulatory Commission and other federal and state requirements.

3.3           GKF confirms and warrants that the Perfexion fits into the existing footprint of the Model 4C, that there is no need for construction at the site (other than minor modifications to be made by GKF as needed), and that Medical Center’s site meets all requirements of the Site Planning Criteria, as that term is used in the purchase agreement between Elekta, Inc. and GKF; provided that, in so warranting, GKF relies upon the warranties and representations made by Medical Center under the Prior Lease and in this Agreement, including without limitation, Section 3.2 above (all of which representations and warranties shall survive and remain in full force and effect).

2

3.4           Medical Center warrants that it shall utilize its best efforts to fulfill on an expeditious basis its obligations under this Section 3. Medical Center further warrants that it shall on a regular basis keep GKF informed of Medical Center's progress in fulfilling its obligations pursuant to this Section 3.

3.5           Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Medical Center shall have three (3) business days to review and validate the results of the Acceptance Tests to confirm that the Perfexion meets the manufacturer’s specifications and documentation. If Medical Center fails to respond within such three (3) business day period, Medical Center shall be deemed to have validated and confirmed the results of the Acceptance Tests.

3.6           It is understood by the parties that GKF is not responsible for any additional upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Perfexion except as expressly set forth herein or otherwise agreed upon in writing by Medical Center and GKF.

3.7           Unless Medical Center notifies GKF at least one hundred eighty (180) days prior to the expiration of the Term that Medical Center wishes to further extend the Term of its Lease Agreement with GKF upon such terms as shall be mutually agreed upon in writing between the parties, GKF shall remove the Perfexion, at its sole expense, within ninety (90) days after the expiration of the Term.

3.8           Notwithstanding anything to the contrary set forth in this Agreement, (i) GKF shall de-install, remove and retain all ownership rights and title to the existing Model 4C; (ii) GKF shall acquire and hold title to the Perfexion; and (iii) Medical Center shall have no ownership interest (or option to purchase any ownership interest) in the Model 4C and/or the Perfexion.

3.9           On the date on which the Model 4C is no longer operable due to the commencement of its de-installation (the “Early Termination Date”), the Prior Lease shall be terminated and of no further force and effect; provided, however, that those provisions of the Prior Lease that are expressly stated or intended to survive termination of the Prior Lease shall survive and remain applicable beyond the Early Termination Date.

4.           Additional Services of GKF.

4.1           GKF shall provide maintenance and service of the Equipment as needed for the term of this Agreement to keep the Equipment in a good state of repair, reasonable wear and tear excepted, including but not limited to providing a minimum of two PMI (Preventative Maintenance Inspections) per year and repair work as needed. GKF agrees to exercise due and proper care in the repair and maintenance of the Equipment. GKF shall have the right of access to the Equipment for the purpose of inspecting same at all reasonable times and upon reasonable notice. In the event the Equipment is improperly used by Medical Center or its employees, agents, officers and physicians, GKF may service or repair the same as needed and such expense shall be paid by Medical Center, unless the repair is covered by the Repair Service Agreement, if any, referenced in Section 17, below.

4.2           Use of the calibration phantom system by the Medical Center as requested by the Medical Center, based on availability.

3

4.3           Training of Medical Center staff on the proper use of the Equipment (i) at the time of installation of the Perfexion and (ii) at the request of Medical Center for the term of this Agreement, such requests not to exceed more than one request annually;

4.4           Upon the termination of this Agreement, the de-installation and removal of the Perfexion, including any third party costs (but excluding Medical Center costs). Medical Center, at Medical Center's cost and expense, shall provide GKF with Medical Center personnel (including Medical Center physicists) and services upon request and as required by GKF to oversee, supervise and assist with such de-installation and removal.

5.            [Intentionally omitted.]

6.            Term of the Agreement. The initial term of this Agreement (the "Term") shall commence as of the Effective Date and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue until the date that is six (6) years after the date on which the first procedure using the Perfexion is performed at the Site (the "First Procedure Date"). Medical Center's obligation to make the rental payments to GKF for the Equipment as described in Paragraph 7 below shall commence on the first day of the first full month after the Effective Date of this Agreement. The rental payments described in Paragraph 7 shall apply to the Model 4C until such time as it is upgrade to the Perfexion, and shall then continue to apply to the Perfexion for the duration of the Term of this Agreement.

7.            Per Procedure Payments. Medical Center shall pay to GKF the applicable per procedure payment as specified in Exhibit 2 for the use of the Equipment, subject to adjustment as set forth in Sections 7.1(a) and 7.1(b) below. A "procedure" shall be defined as a single patient treatment session using the Equipment provided by GKF pursuant to this Agreement, that may include one or more isocenters during that session. Medical Center shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. Medical Center shall pay for the procedures invoiced within thirty (30) days after being invoiced.

The parties acknowledge that the compensation payable by Medical Center for the Perfexion as set forth in this Agreement has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Perfexion, Medical Center’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Perfexion, and the provision to GKF of a reasonable rate of return on its investment in support of the Perfexion. Based thereon, the parties believe that the rent payments represent fair market value for the use of the Perfexion, the de-installation and removal of the Model 4C, the Perfexion upgrade, maintenance and service, personal property taxes, cost of insurance coverage for the Perfexion, and any other additional services and costs to be provided or paid for by GKF pursuant to this Agreement. Medical Center undertakes no obligation to perform any minimum number of procedures on the Perfexion, and the use of the Perfexion for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

4

(a)          If at any time or from time-to-time after the Effective Date, the Medical Center’s Commercial Rate with any "Designated Payor" (excluding those covered in 7(b) below), is increased or decreased such that the new Commercial Rate for such Designated Payor is greater or less than the "Base Commercial Rate" for that Designated Payor (or the then current Commercial Rate if the Non-Medicare Fee Per Procedure rates shown in Exhibit 2 for such Designated Payor have previously been revised pursuant to this subsection) by *, then, (1) Medical Center shall notify GKF thereof in writing (but without disclosing the identity of the Designated Payor) within thirty (30) days of any such increase or decrease and shall provide GKF with reasonably sufficient documentation evidencing the revised Commercial Rate for that Designated Payor (and the amount of the increase or decrease), including, without limitation, copies of the applicable contractual language or fee schedule (with the identity of the Designated Payor redacted), and any remittance advices, EOBs or other documentation showing the payments made to Medical Center by such Designated Payor immediately before and after the subject increase or decrease to its Commercial Rate, it being understood that such documentation may become available following the effective date of such increase or decrease and that Medical Center shall provide such documentation to GKF as and when available; (2) effective in the next billing cycle after said notification (provided that such increase or decrease to the Commercial Rate is then effective), the fee for procedures performed on patients who are assigned to or enrolled with such Designated Payor shall be equal to the Non-Medicare Fee Per Procedure rates as shown in Exhibit 2 (or the then current Non-Medicare Fee Per Procedure rates for such Designated Payor if said Non-Medicare Fee Per Procedure rates have previously been revised pursuant to this subsection), increased or decreased therein by * of the dollar-for-dollar increase or decrease to the Commercial Rate for that Designated Payor; and (3) the Non-Medicare Fee Per Procedure rates set forth in Exhibit 2 for all other Designated Payors shall remain unchanged and in full force and effect. For example, if a Designated Payor’s Commercial Rate decreases by * from the Base Commercial Rate (which, for purposes of this example, is assumed to exceed the * threshold above), then, each Non-Medicare Fee Per Procedure rate shown in Exhibit 2 for that Designated Payor shall be decreased by *.

(b)          If at any time or from time-to-time after the Effective Date, the "Medicare Rate" is increased or decreased such that the new Medicare Rate is greater or less than the "Base Medicare Rate" (or the then current Medicare rate if the Medicare Fee Per Procedure rates shown in Exhibit 2 have previously been revised pursuant to this subsection) by * or more, then, (1) Medical Center shall notify GKF thereof in writing within thirty (30) days of any such increase or decrease and shall provide GKF

(c)          with reasonably sufficient documentation evidencing the revised Medicare Rate (and the amount of the increase or decrease), including, without limitation, copies of the applicable contractual language or fee schedule (with the identity of the Designated Payor redacted), and any remittance advices, EOBs or other documentation showing the payments made to Medical Center immediately before and after the subject increase or decrease to its Medicare Rate, it being understood that such documentation may become available following the effective date of such increase or decrease and that Medical Center shall provide such documentation to GKF as and when available; (2) effective in the next billing cycle after said notification (provided that such increase or decrease to the revised Medicare Rate is then effective), the fee for procedures performed on Medicare patients shall be equal to the Medicare Fee Per Procedure rates as shown in Exhibit 2 (or the then current Medicare Fee Per Procedure rates if said Medicare Fee Per Procedure rates have previously been revised pursuant to this subsection), increased or decreased therein by * of the dollar-for-dollar increase or decrease to the Medicare Rate. For example, if the Medicare Rate increases by * over the Base Medicare Rate (which, for purposes of this example, is assumed to exceed the * threshold above), then, each Medicare Fee Per Procedure rate shown in Exhibit 2 shall be increased by *.

5

(d)          Notwithstanding anything to the contrary set forth in this Agreement, and in addition to GKF's termination rights set forth in Section 18 below, GKF shall have the right in its sole and absolute discretion to terminate this Agreement upon ninety (90) days prior written notice to Medical Center if, as a result of any actual or impending decrease to the Commercial Rates and/or the Medicare Rates, GKF projects that the sum of all per procedure payments made by Medical Center to GKF under this Agreement during the next succeeding twelve (12) month period will fall short of $750,000 in the aggregate.

(e)          As used herein:

(i)          "Base Commercial Rate" shall mean the Medical Center’s Commercial Rate for the applicable Designated Payor (excluding Medicare) as of the Effective Date of this Agreement.

(ii)         "Base Medicare Rate" shall mean the Medical Center’s Medicare Rate as of the Effective Date of the Agreement.

(iii)        "Commercial Rate" shall mean Medical Center's contracted reimbursement rate then in effect with a Designated Payor for the technical component of all services (including, but not limited to, treatment planning and delivery, but excluding codes specifically related to physics support) related to a procedure performed on the Equipment, including, without limitation, all adjustments and other amounts payable to, or entitled to be collected by, Medical Center or its representatives or affiliates from such Designated Payor.

(iv)        "Designated Payor" shall mean the payors listed on Exhibit 3 attached hereto.

(v)         "Medicare Rate" shall mean the aggregate Medicare fee-for-service reimbursement rate for the technical component of all services (including, but not limited to, treatment planning and delivery, but excluding codes specifically related to physics support) related to a procedure performed on the Equipment using CPT code 77371, defined as Stereotactic Radiosurgery Gamma, or any substitutions, replacements and/or supplements thereto (or, if no longer in effect, their respective outpatient rate replacements for Gamma Knife procedures), taking into account, without limitation, any and all new codes, repeals, modifications, changes in interpretation and other adjusting factors, which reimbursement rates are payable to, or entitled to be collected by, Medical Center or its representatives or affiliates from any and all Medicare-related payor sources, including, without limitation, carriers, fiscal intermediaries and any other Medicare-related third party payors. Medical Center represents and warrants to GKF that the difference between the Medicare Rate in effect immediately prior to the Effective Date and the Medicare Rate in effect as of the Effective Date is approximately $4,600.

6

8.           Use of the Equipment. The Equipment may be used by Medical Center only at the Site and shall not be removed therefrom. Medical Center shall not assign or sublease the Equipment or its rights hereunder without the prior written consent of GKF; which consent shall not be unreasonably withheld. No permitted assignment or sublease shall relieve Medical Center of any of its obligations hereunder. Medical Center shall not use nor permit the Equipment to be used in any manner nor for any purpose for which, in the reasonable opinion of Elekta or GKF based on current medical practice, the Equipment is not designed or reasonably suitable. Medical Center shall not permit any liens, whether voluntary or involuntary, to attach to the Equipment, without the prior written consent of GKF. Medical Center shall have no interest in the Equipment other than the rights acquired as a lessee hereunder and the Equipment shall remain the property of GKF regardless of the manner in which it may be installed or attached at the Site. Medical Center shall, at GKF's request, affix to the Equipment tags, decals, or plates furnished by GKF, indicating GKF's ownership of the Equipment.

9.           Additional Covenants of Medical Center. In addition to the other covenants made by Medical Center, Medical Center shall at its own cost and expense:

9.1           Provide properly trained professional, technical and support personnel and supplies required for the timely scheduling and treatment of patients utilizing the Equipment.

9.2           Assume all medical and financial responsibility for the overseers' monitoring of all patients' medical condition and treatment.

9.3           Fully comply with all of its obligations under the LGK Agreement that affect the operation of the Equipment and/or that affect this Agreement.

9.4           Upon request by GKF and at GKF’s reasonable expense, Medical Center shall execute and deliver a commercially reasonable form of consent to sublease, subordination or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Perfexion.

10.          Additional Covenants. Representations and Warranties of GKF. In addition to the other covenants, representations and warranties, made by GKF in this Agreement:

10.1         GKF represents and warrants that GKF has full power and authority to enter into this Agreement, and that this Agreement does not and will not violate any agreement, contract or instrument binding upon GKF.

10.2         GKF represents and warrants to Medical Center that, upon delivery of the Equipment to Medical Center, GKF shall use its best faith efforts to require that Elekta meets its contractual obligations to GKF and puts the Equipment, as soon as possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.

7

10.3         GKF represents and warrants that throughout the term of this Agreement, Medical Center shall enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF under this Agreement or granted to Elekta under the LGK Agreement.

11.         Indemnification.

11.1         Each party shall indemnify, defend and hold harmless the other party, and such other party’s directors, officers, employees, agents and affiliates, from and against any and all claims, actions, liabilities, costs and expenses (including without limitation judgment and settlement costs, court costs and attorneys’ fees) arising out of or relating to negligent or intentional acts or omissions of the indemnifying party or any failure by the indemnifying party to perform any obligation or covenant of the indemnifying party in this Agreement

11.2         Medical Center shall further indemnify GKF for any damage to the Equipment to the extent such damage is caused by the negligent or willfully wrongful acts or omissions of Medical Center or its agents, officers, physicians and employees and are not covered and reimbursed by GKF’s insurance. In the event the Equipment is destroyed or rendered unusable as a result of such negligent or willfully wrongful acts or omissions, this indemnification shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any.

11.3         GKF shall further indemnify Medical Center in the event that Medical Center suffers any loss, damage, claim or expense solely as the result of GKF’s breach of its obligations under Section 17, below.

12.          Ownership/Title. It is expressly understood that Medical Center shall acquire no right, title or interest in or to the Equipment, other than the right to the possession and use of the same in accordance with the terms of this Agreement.

GKF may at its sole discretion finance the Equipment. Financing may be in the form of an installment loan or a capitalized lease or other commercially available debt instrument. Should GKF finance the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral against the loan. Should GKF finance the Equipment through a capitalized lease title shall vest with the lessor until GKF exercises its buy-out option. In addition, should GKF finance the Equipment, said agreement may be used as collateral against the loan. No financing by GKF will relieve GKF of its obligations to Medical Center or materially change Medical Center's duties or materially increase the burdens or risks imposed on Medical Center. Medical Center's interest under this Agreement shall be subject and subordinate to the interests of the Lender, which Medical Center shall promptly confirm in writing on Lender's form, if requested by GKF.

13.          Cost of Use of the Equipment. Except as is otherwise provided herein, Medical Center shall bear the entire cost of using the Equipment during the Term of this Agreement. This shall include, but not be limited to, providing trained professionals, technical and support personnel and supplies to properly operate the Equipment. Medical Center shall be fully responsible and liable for all acts and/or omissions of such professional, technical and support personnel.

8

14.         Taxes. GKF shall pay any personal property taxes levied against the Equipment and any other taxes or governmental fees or assessments, however denoted, whether of the federal government, any state government or any local government, levied or based on this Agreement or the use of the Equipment except for those taxes, if any, pertaining to the gross income or gross receipts of Medical Center.

15.         [Intentionally omitted.]

16.         [Intentionally omitted.]

17.         Repair Service Agreement. GKF may at its discretion enter into a Repair Service Agreement with Elekta. If GKF has entered into a Repair Service Agreement with Elekta, (a) GKF agrees to fulfill all of its obligations under the Repair Service Agreement and acknowledges that Medical Center is a third party beneficiary of the Repair Service Agreement; (b) GKF will reasonably pursue any and all remedies it may have against Elekta under the Repair Service Agreement, if any, to insure that the Equipment will be in conformity with Elekta's warranties so that it is free from defects in design, materials, workmanship or manufacture which result in noncompliance with the Specifications and/or Elekta's warranties to GKF; provided that, for the avoidance of doubt, none of the foregoing obligations in this Section shall be binding upon GKF if GKF has not entered into a Repair Service Agreement with Elekta.

18.         Termination. If, after the initial twenty-four (24) month period following the First Procedure Date or any subsequent 12 month period, the sum of all per procedure payments made by Medical Center to GKF under this Agreement during the most recent twelve (12) month period fell short of $750,000, then and in that event, GKF shall have the option (but not the obligation) of terminating this Agreement upon the giving of written notice to Medical Center of said termination not less than one hundred and eighty (180) days prior to GKF's designated termination date. GKF shall remove the Equipment, at its sole expense, within ninety (90) days after the designated termination date, unless Medical Center notifies GKF within ninety (90) days following receipt of GKF's notice of termination that it wishes to purchase the Equipment in cash at a price to be mutually agreed upon by the parties.

19.         Option to Extend Agreement.

19.1         At the end of the initial Term, Medical Center shall have the option to:

(a)          Renegotiate this Agreement for a five year renewal term, or

(b)          Terminate this Agreement. If Medical Center terminates this Agreement at the end of the initial Term, Medical Center shall have the option to purchase the Equipment in cash at a price to be mutually agreed upon by the parties. Medical Center shall exercise such option by giving written notice to GKF not less than ninety (90) days prior to the expiration of the initial Term. If Medical Center does not issue such notice, Medical Center shall be deemed to have elected not to exercise such option, and GKF shall remove the Equipment, at its sole cost and expense, within ninety (90) days after the expiration of the initial Term.

9

Medical Center shall exercise one (1) of the two (2) options referred to above by mailing an irrevocable written notice thereof to GKF at Four Embarcadero Center, Suite 3700, San Francisco, California, 94111, by registered mail, postmarked on or before the end of the year immediately preceding the expiration of the initial Term of this Agreement. Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the two (2) options referred to above Medical Center is exercising.

20.         No Warranties by GKF with Respect to the Equipment. GKF SUPPLIES THE EQUIPMENT "AS IS" AND NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE, it being agreed that all such risks as between GKF and Medical Center, shall be borne by Medical Center. Medical Center agrees to look solely to the manufacturer (Elekta) or to suppliers of the Equipment (and its software) for any and all warranty claims with respect to the Equipment. Any and all warranties made by Elekta to GKF will be in its good faith best efforts enforced by GKF on behalf of Medical Center during the initial Term hereof and any renewal Terms. Medical Center agrees that GKF shall not be responsible for the operation of the Equipment. GKF shall not be responsible for any direct or indirect consequential loss or damage resulting from the installation, operation or use of the Equipment or otherwise. Medical Center expressly waives any right to hold GKF liable hereunder for any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment.

21.         Events of Default by Medical Center and Remedies. The occurrence of any one of the following shall constitute an Event of Default by Medical Center hereunder:

(a)          Medical Center fails to pay any installment of semi-monthly procedure payments when due when such default continues for a period of thirty (30) days after notice thereof from GKF or its assignee is given to Medical Center;

(b)          Medical Center attempts to remove, sell, transfer, encumber, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein;

(c)          Medical Center shall fail to observe or perform any of the other obligations required to be observed or performed by Medical Center hereunder and such failure shall continue uncured for sixty (60) days after written notice thereof to Medical Center by GKF;

(d)          Medical Center ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

10

(e)          Within sixty (60) days after the commencement of any proceedings against Medical Center seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Medical Center's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default by Medical Center, GKF may at its option do any or all of the following: (i) by written notice to Medical Center, terminate this Agreement as to the Equipment in default, wherever situated, and for such purposes, enter upon the Site without liability for so doing or GKF may cause Medical Center and Medical Center hereby agrees to return the Equipment to GKF at Medical Center's sole cost and expense; and (ii) sell, dispose of, hold, use or lease the Equipment in default, as GKF in its sole discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF). In any event, Medical Center shall, without further demand, pay to GKF an amount equal to all sums due and payable for all periods up to and including the date on which GKF had declared this Agreement to be in default.

Medical Center agrees that GKF shall have no obligation to sell the Equipment. Medical Center shall in any event remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. The rights afforded GKF hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

22.         Events of Default by GKF and Remedies. The occurrence of any one of the following shall constitute an Event of Default by GKF hereunder:

(a)          GKF shall fail to observe or perform any of the obligations required to be observed or performed by GKF hereunder and such failure shall continue uncured for sixty (60) days after written notice thereof to GKF by Medical Center;

(b)          GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

11

(c)          Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

Upon the occurrence of an Event of Default by GKF, Medical Center may at its option do any or all of the following: (i) by written notice to GKF, terminate this Agreement and, in such event, GKF shall remove the Equipment at GKF's sole cost and expense or, in the absence of removal by GKF within ninety (90) days after a written request therefor, Medical Center may remove the Equipment with all due care and store the Equipment at GKF's sole cost and expense, or (ii) purchase the Equipment in cash at a price to be mutually agreed upon by the parties.

GKF shall in any event remain fully liable for reasonable damages as provided by law for all costs and expenses incurred by Medical Center on account of such default, including but not limited to all court costs and reasonable attorney's fees. The rights afforded Medical Center hereunder shall not be deemed to be exclusive, but shall be in addition to any other rights or remedies provided by law.

23.         Insurance.

23.1         During the Term of this Agreement (and any successive terms) GKF shall, at its own cost and expense, keep in effect an all risk and hazard insurance policy covering the Equipment. The all risk and hazard insurance policy shall be for an amount not less than the replacement cost of the Equipment. During the Term of this Agreement, Medical Center shall, at its own cost and expense, keep in effect public liability and professional liability insurance policies concerning the operation of the Equipment by Medical Center. Said policies shall be in the amounts of not less than $1,000,000 per occurrence and $5,000,000 in aggregate per year. Medical Center and GKF, their successors and assigns, shall be named as additional insureds and/or loss payees on the insurance policies maintained hereunder by the other party. Evidence of such insurance coverages shall be furnished by both parties to the other party upon written request, by no later than the Delivery Date.

23.2         If the Equipment is rendered unusable as a result of any physical damage to, or destruction of, the Equipment, Medical Center shall give to GKF immediate notice. GKF shall determine, within thirty (30) days after the date of occurrence of such damage or destruction, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired, GKF at its sole cost and expense shall promptly replace the Equipment subject to availability and subject, further, to Medical Center's obligations under Section 11.2 above. This Agreement shall continue in full force and effect as though such damage or destruction had not occurred. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be promptly repaired at its sole expense, subject, however, to Medical Center's obligations under Section 4.1 above.

24.         Notices. Any notices required under this Agreement shall be sent in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail to the following addresses:

12

To GKF:      GK Financing, LLC

Craig K. Tagawa, C.E.O.

Four Embarcadero Center, Suite 3700

San Francisco, CA 94111

To Medical Center:     Tufts Medical Center, Inc.

750 Washington Street

NEMC 428

Boston, MA 02111

Or to such other addresses as either party may specify for the reception of notice from time to time in writing to the other party.

25.         Integration/Supersedure. This Agreement contains the full and entire Agreement between the parties hereto, and no oral or written understanding is of any force or effect whatsoever unless expressly contained in a writing executed subsequent to the date of this Agreement.

26.         Waivers. To the extent that either party fails or chooses not to pursue any of its remedies under this Agreement or pursuant to applicable law, such shall not prejudice such party's rights to pursue any of those remedies at any future time and shall not constitute a waiver of such party's rights.

27.         Assignments. This Agreement is binding upon and shall inure to the benefit of the permitted successors or assigns of the respective parties hereto, except that neither party may assign its rights or obligations under this Agreement without the express written consent of the other (which consent shall not be unreasonably withheld or delayed).

28.         Amendments. This Agreement shall not be amended or altered in any manner unless such amendment or alteration is in a writing signed by both parties.

29.         Record-Keeping Requirements.

29.1         Medical Center and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

29.2         For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

13

30.         Supplier and Owner of Perfexion. The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code. In furtherance of the foregoing, Medical Center acknowledges that, before signing this Agreement, GKF has informed Medical Center in writing (a) that Elekta is the entity supplying the Perfexion, (b) that Medical Center is entitled (under Section 2A of the Uniform Commercial Code) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Perfexion or the right to possession and use of the Perfexion, and (c) that Medical Center may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Medical Center also acknowledges that Medical Center has selected Elekta to supply the Perfexion and has directed GKF to acquire the Perfexion or the right to possession and use of the Perfexion from Elekta. Nothing herein shall be construed to limit GKF’s obligations and responsibilities under this Agreement.

31.         Miscellaneous Provisions.

31.1         The invalidity or unenforceability of any portion or provision of this Agreement shall not effect the validity or enforceability of any other portion, nor shall either party's implied or express consent to the breach or waiver of any provision of this Agreement constitute a waiver of such provision as to any subsequent breach.

31.2         In the event of any claim or controversy arising hereunder, the prevailing party in such claim or controversy shall be entitled to a reasonable attorneys' fee in addition to whatever other relief said party would be otherwise entitled.

31.3         Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control including without limitation, fires, floods, earthquakes, snow, ice, disasters, Acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems.

31.4         This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Agreement. This Agreement constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

14

31.5         Notwithstanding anything to the contrary set forth in this Agreement, nothing set forth in this Agreement shall limit, impair or otherwise affect the respective rights, obligations and remedies of the parties under the Prior Lease, provided however that the pricing terms of the Prior Lease shall be replaced by Section 7 and Exhibit 2 of this Agreement, and provided further that, subject to Section 3.9 above, the Prior Lease shall terminate on the date of the de-installation of the Model 4C.

IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

GKF:		Medical Center:

GK FINANCING, LLC		TUFTS MEDICAL CENTER, INC.

By:	/s/ Ernest A. Bates, MD	By:	/s/ Okey Agba
Name:	Ernest A. Bates, MD	Name:	Okey Agba
Title:	Policy Committee Member	Title:	Chief Financial Officer

15

Exhibit 1

LGK AGREEMENT

16

Prepared for

TUFTS MEDICAL CENTER

750 WASHINGTON ST STE 1012
BOSTON, MA 02111-1526

JUNE 28, 2012

17

LEKSELL GAMMA KNIFE® END USER AGREEMENT

THIS AGREEMENT is entered into as of the 1st day of July, 2012 by and between ELEKTA, INC., a corporation organized and existing under the laws of Georgia (hereinafter referred to as “Elekta”), and Tufts Medical Center,. (hereinafter referred to as “End User”).

WITNESSETH:

WHEREAS, Elekta has agreed to sell the “Leksell Gamma Knife®” system (hereinafter defined and referred to as the “LGK®”) to GK Financing, LLC.. hereinafter referred to as “Buyer”), and

WHEREAS, Buyer has agreed to lease the LGK® to End User under separate agreement.

WHEREAS, Elekta and End User wish to enter this Agreement for their mutual benefit;

NOW THEREFORE, in consideration of the mutual covenants and obligations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINED TERMS.

The following words and terms shall have the meanings set forth opposite them in this Article I:

Acceptance Tests are those tests which demonstrate that the LGK® meets the manufacturer’s specification and which are defined in the Purchase Agreement between Buyer and Elekta.

Charging means all handling of the Cobalt Supply at the Site and the installation of such Cobalt Supply in the LGK®.

Cobalt Supply means the supply of the Cobalt-60 sources to be installed in the LGK®.

Effective Date is the date of execution of this Agreement by the End User, as indicated in this Agreement.

Hardware shall mean that computer hardware and related equipment described in the Specification.

Lease Agreement shall mean the Agreement between Buyer and End User pursuant to which Buyer shall lease the LGK® to End User.

LGK® is the device, which is technically specified in Exhibit A hereto, to be sold, delivered, and installed by Elekta at the Site.

LGP Software means the dose planning software for the LGK®, which is described in the Specification.

Site shall mean that location described on the Exhibit B hereto.

Site Planning Criteria are the requirements which the Site must meet to properly accommodate the LGK® and are defined in the Purchase Agreement between Elekta and Buyer.

Specification refers to the technical standards with which the LGK® shall comply, as described in Exhibit A hereto.

ARTICLE II. PERMITS

2.1          Permits. End User shall obtain any license (the “User License”) from the Nuclear Regulatory Commission (or relevant state agency if the Site is located in an “Agreement State”) authorizing it to take possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations which may be required by local governmental or other regulatory agencies for the Site, its preparation, the charging of the LGK® with its Cobalt Supply, the conduct of Acceptance Tests, and the use of the LGK®. End User shall not run, operate, or otherwise use the LGK®, except for the purpose of conducting the Acceptance Tests, until the Acceptance Tests have been successfully completed.

ARTICLE III. OPERATION AND TRAINING.

3.1         Operation. End User warrants and covenants that the LGK® shall not be run, operated or otherwise used, except by and to qualified employees or physicians, who are suitably skilled and experienced to use the LGK®.

3.2          Technical Training. Elekta shall provide to four (4) persons on the End User’s staff instruction relating to the technical operation and maintenance of the LGK. Such instruction shall not exceed two consecutive days and will be provided on site by installation personnel at the time of install.

3.3          Introductory Clinical Training. Introductory Clinical Training Program. Indications, Technique, Literature, etc. Length of training is 5 consecutive days. Up to four (4) training spaces included (Tuition only). May be substituted for Technical/Applications training course at Elekta Sweden as noted on Exhibit A.

3.4          Post Clinical Start Up Site Visit. Elekta shall provide a one-day site visit from one Clinical Applications representative. The visit must be arranged within 3-6 months post clinical start up. The commitment will expire thereafter unless documented alternate arrangements are made. The purpose is to ensure the customer is comfortable using all features in the Leksell GammaPlan® PFXTM software.

3.5          LGK® Software. Elekta hereby consents to Buyer’s sublicense to End User of the LGK® Software, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK®. A copy of the LGK® Software License from Elekta to Buyer is attached hereto as Exhibit D End User agrees that its sublicense to the LGK® Software shall be subject to the terms and conditions of Exhibit D hereto. End User agrees, in favor of Elekta, to perform the obligations assigned to Buyer in Exhibit D hereto. In the event the sublicense of the LGK® Software from

18

Buyer to End User is terminated due to an act or omission of Buyer and without fault of the End User, then End User shall have the right to obtain from Elekta a direct royalty-free license to utilize the LGK® Software on the terms and conditions described in Exhibit D hereto.

3.6.         Intellectual Property.

(a)         End User hereby acknowledges that the trademarks Gamma Knife® and Leksell Gamma Knife® (collectively, the “Mark”) are protected by United States federal registrations and the Mark constitutes valuable intellectual property of an affiliate of Elekta in which it has established substantial goodwill. End User hereby acknowledges that proper use of the Mark in any advertising of End User’s own surgical services performed with the LGK® surgical instrument is highly important to maintaining such value and goodwill.

(b)         Subject to the terms and conditions of this section, Elekta, as agent for Elekta Instrument, S.A. of Geneva, Switzerland, the owner of the Mark, hereby grants End-User a non-exclusive, royalty-free license without right to sublicense solely for the purpose of using the Mark in connection with the promotion and advertising of any of End User’s own services to be performed by use of the LGK® surgical instrument.

(c)         End User, in the conduct of End User’s business, is strictly prohibited from using the Mark in or as its official legal name. However, End User may use the trademark as part of the following fictitious trade name:

“Gamma Knife® Center of Tufts Medical Center”

As long as End User utilizes a fictitious trade name which includes the Mark, End User shall not perform radiosurgical services with any equipment other than the LGK®. If End User performs any radiosurgical service with any equipment other than the LGK® or if End User ceases to perform radiosurgical services with the LGK®, End User shall immediately cease utilizing the Mark as part of its fictitious trade name. Notwithstanding the foregoing, and for the avoidance of doubt, End User shall be entitled to use the Elekta Axesse system to perform radiological services at Tufts Medical Center.

(d)         In advertising, references to the Mark must include the registration symbol ® and such symbol must be used at least once per piece of advertising material along with the words “Gamma Knife® and Leksell Gamma Knife® are U.S. federally registered trademarks of Elekta Instrument S.A.., Geneva, Switzerland” somewhere in the advertisement. Elekta reserves the right to require End User to discontinue the use of advertising that does not conform to such requirements.

(e)         End User may use the words “Gamma Knife® Center of [add distinctive name]” as part of any internet domain name, or URL, telephone number or other communications address or symbol provided that the full name, “Gamma Knife® Center of [add distinctive name]” is used. User may use a variation or abbreviation of such term only after obtaining Elekta’s prior written consent to the proposed use in question. User may not under any circumstances, use the words “gamma Knife® ” alone, for any internet domain name, or URL, telephone number or other communications address or symbol.

(f)          All advertising or promotional materials in which the mark is utilized shall comply with all applicable laws and regulations as well as the standards of proper advertising.

(g)         Elekta shall have the right to terminate the license granted in this section with immediate effect if End User violates any provision of this section or utilizes the Mark in any manner which, in the sole opinion of Elekta, presents a reasonable possibility of damage to the Mark.

(h)         Upon termination of the license granted by this section, End User shall immediately cease all use of the mark, including, but not limited to, the use permitted under subsection (e) of this section.

(i)          Buyer acknowledges that a breach of any of its covenants or agreements hereunder will cause immediate and irreparable harm to Elekta and Elekta Instrument S.A. End User acknowledges and agrees that no adequate remedy at law exists for any such breach, and End User agrees that in the event of such a breach Elekta shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

ARTICLE IV. CONFIDENTIALITY

4.1          End User shall treat and maintain as confidential all technical information and know-how to it pursuant to this Agreement (including LGK® Software), except for know-how specifically designated as non-confidential pursuant to this Agreement or otherwise so designated by the Elekta. End User shall not disclose any aspect of such know-how (including the LGK® Software) to any other Person, including any corporation or governmental or quasi-governmental agency; provided that, End User shall have the right to disclose such know-how to its employees and resident physicians to the extent necessary for use of the LGK®, but End User shall be responsible to ensure that such know-how is not disclosed by such persons.

4.2         The provisions of this Article IV shall survive the termination of this Agreement and shall apply with equal force to any technical information or know-how concerning the LGK® acquired by End User other than pursuant to this Agreement.

4.4         The obligations of confidentiality and restriction of access pursuant to this Article IV shall not apply to any trade secret or confidential information that was (a) in the public domain at the time of such access or subsequently came in to the public domain through no fault of the Person subject to the provisions of Article IV; (b) rightfully known to the Person given such access prior to such access or developed independently by the Person given such access; (c) received by the Person given such access as a matter of right from a source other than a Person subject to the provisions of this Article IV; or (d) required to be disclosed by subpoena or court order, but Buyer shall give immediate notice of such subpoena or court order to Elekta and shall request the court to grant confidential treatment to the confidential information disclosed pursuant to such subpoena or court order.

ARTICLE V. WARRANTY AND REPAIR SERVICE AGREEMENT

5.1         Elekta provides the warranty for the LGK® set forth in Exhibit C hereto.

ARTICLE VI. EXCUSABLE DELAYS

If the performance of this Agreement by Elekta or Buyer or any obligation of Elekta or Buyer hereunder is prevented, restricted or interfered with by reason of fire, explosion, acts of God, labor disputes or accidents affecting performance under this Agreement, or war, mobilization, civil commotions, blockade or embargo, or any law, regulation, ordinance or requirement of any government or regulatory agency, or any other act whatsoever similar to those above enumerated, or any other circumstance being beyond the reasonable control of Elekta or Buyer, then and in that event Elekta or Buyer, as the case may be, shall promptly notify the other parties hereto of the resulting difficulties therefrom, and any of the foregoing events shall excuse any performance required under this Agreement.

19

ARTICLE VII. LIMITATION OF LIABILITY; INDEMNIFICATION.

7.1         The exclusive remedies of End User and Elekta’s sole liabilities for breaches of this Agreement shall be limited to those specifically provided for in Section 5.1 (and Exhibit E hereto) and in this Article VII. In no event shall Elekta be liable to End User for loss of use, revenue or profit, or for any other direct, indirect, incidental or consequential damage, whether arising in contract or tort.

7.2         Elekta shall defend and indemnify End User and its Affiliates, agents, servants and employees, and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of defective materials, workmanship, or manufacture of the LGK® or the defective maintenance of the LGK® (but, with respect to maintenance, only to the extent performed by or on behalf of Elekta).

7.3         End User shall defend and indemnify Elekta and its Affiliates, agents, servants, and employees and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of the operation or medical use or misuse of the LGK® by or for End User (but which is not attributable to defective materials, workmanship or manufacture of the LGK®), the defective maintenance of the LGK® by or for End User (but only to the extent not performed by or on behalf of the Elekta), the failure of the Site to comply with the Site Planning Criteria, or the training provided by Elekta.

ARTICLE VIII. MISCELLANEOUS PROVISIONS.

8.1         Assignment. No party hereto shall assign its respective rights or obligations under this Agreement (including the LGP Software License) in whole or in part to any person without the prior written consent of the other party, except as provided in this Section 8.2 hereinafter. In the event of any assignment or transfer by End User of its rights or duties under this Agreement or the Lease or of any sale, transfer, lease or sublease of the LGK® or any component thereof to a third party, End User shall obtain the prior approval of Elekta of the proposed transferee (such approval not to be unreasonably withheld) and cause such transferee, prior to such transfer, to sign (1) an agreement that any acquired interest in the LGK® System is subject to the terms and conditions of this Agreement and evidencing such transferee’s agreement to be bound, to the same extent as End User, by the then-surviving provisions of this Agreement, including but not limited to the technical and scientific information provisions (Section 3.3), the confidentiality provisions (Article IV), the provisions of Articles V and VII hereof, and the provisions of the LGK® Software License or (2) a similar agreement otherwise approved by the Elekta, which approval shall not be unreasonably withheld.

8.2         Subcontractors. Elekta shall be entitled to appoint subcontractors or any other third parties for the performance or fulfillment in whole or in part of Elekta’s obligations under this Agreement without the consent of End User, and Elekta shall be fully responsible and liable for the performance of other entities. Elekta shall be entitled to assign any of its rights or obligations hereunder to any of its Affiliates without the consent of End User, but Elekta agrees that it will be fully responsible for any obligations assigned to Elekta’s Affiliates hereunder.

8.3         Arbitration. All disputes arising in connection with this Agreement shall be finally resolved by arbitration in Atlanta, Georgia under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of such award and an order of enforcement as the case may be. The parties hereby agree the rendering of an award by the arbitrator or arbitrators shall be a condition precedent to the initiation of any legal proceeding with respect to any dispute arising in connection with this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia and the United States.

8.4         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior or contemporaneous agreements, negotiations or discussions between the parties with respect to the subject matter hereof. No amendment of the provisions of this Agreement will be valid unless made in writing and signed by both parties hereto..

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the date first written above.

ELEKTA INC.		END USER

By:	/s/ Ian Dickson	By:	/s/ Denise Schepici

Title:	Treasurer	Title:	Sr. Vice President

Date:	11/6/13	Date:	8/1/13

20

EXHIBIT A

SPECIFICATION

Leksell Gamma Knife ® PERFEXION™

PRODUCT SPECIFICATION

Standard turn-key system

Qty	Description	Article no.
1	Leksell Gamma Knife® PERFEXIONTM	715000
2	Leksell® Coordinate FrameTM Kit for PERFEXIONTM	1002407
1	Leksell GammaPlan®	in BOM
1	PERFEXIONTM system tool kit
1	LSS Spare Part Kit for Leksell® Coordinate FrameTM	1002406
1	Skull scaling instrument	A0202-01
1	CT planning kit
1	MRI planning kit
1	X-ray planning kit
1	Set of Co60 sources	2000000
	Cobalt loading
	Site planning
	Installation and commissioning
1	Support and Education & Training for PERFEXIONTM	SER PERFEXION 0001

21

Leksell Gamma Knife® PERFEXION™

Radiation unit

- With radiation shielding doors and collimator system.

Patient Positioning SystemTM

- Patient couch and automatic Patient Positioning System.

Covers for radiation unit and Patient Positioning System

Electric cabinet

- Electric cabinet with cabling

- ECU - central unit and safety system electronic board, circuit breakers and cabling.

- SDU - sector drive electronic board, circuit breakers and cabling

- PPC1-software

- PPC2- software

- Medical UPS

Operator area

- Office cabinet

- Keyboard and mouse

- Operator console with patient and operator audio/video, power supply, opto insulators, cabling and connectors

Flat screen monitors

Office UPS

MCU kit

MCU PC with USB CAN

MCU software

Treatment couch

Height adjustable mattress

Manual controls for treatment setup

Frame adapter

Model “Standard G”. For interfacing between Leksell Coordinate Frame model G and Leksell Gamma Knife PERFEXION™.

Clearance check tool

Document set

Installation and supplementary documents

2 instructions for use

2 emergency routines

Signs and labels

22

Leksell® Coordinate Frame® Kit for PERFEXIONTM

Includes:

Qty	Consists Of:	Article No.
1	Frame with Feet and Straight Front Piece	50487-01
1	Front Piece, Curved	60638-01
2	Insulated Fixation Post, Anterior	912462
2	Insulated Fixation Post, Short Posterior	912463
2	Insulated Fixation Post, Long Posterior	912862
6	Locking Screw, 5 x 19 mm, Titanium	60490-03
6	Locking Piece for Fixation Post	60497-01
1	Ear Plug Holder, Right	50498-01
1	Ear Plug Holder, Left	50498-02
2	Ear Plug	60136-01
1	Fixation Screws, Titanium, kit of 20 pairs	907999
2	Instrument Screw Driver, Double	50146-02
1	Sterilizing Tray for Frame	50151-03
4	Disposable Inserts, 25x4 pieces	912464
1	Instruction for Use, Leksell® Coordinate Frame kit 003818
1	Instructions for Use, Insulated Fixation Posts	012594
1	Quick Reference Guide	014611

PERFEXIONTM system tool kit

Includes:

QA tool	1001182

- For radiation focus precision check.

Frame Cap	717960

- The frame cap is used during patient preparation for a treatment with Leksell Gamma Knife® PERFEXIONTM.

LSS Spare Part Kit for Leksell® Coordinate FrameTM Consists of 4 pieces of each of the following;

- Locking Screw, 5 x 19 mm, Titanium

- Locking Piece for Fixation Post

- Screw, 4 x 10 mm, Titanium

Skull scaling instrument

For measurement of skull shape for Leksell GammaPlan® modeling

23

CT planning kit
Includes:
CT indicator	A0800-11
- Fiducial box for CT imaging procedure
CT adapter	A0400-04
- Fixating the stereotactic frame to the CT table fixation
CT table fixation	A0401-XX
- Fixating the CT adapter to specified CT table.

MRI planning kit
Includes:
MR adapter	A0420-XX
- Fixating the stereotactic frame to specified MR table.
MR indicator	A0820-07
- Fiducial box for MR imaging procedure

X-ray planning kit
Includes:
X-ray indicator	A0860-04
- Fiducial box for angiography imaging procedure
X-ray adapter and support	A0440-XX
- Fixating the stereotactic frame to specified angiography table.

Standard LGP for LGK PERFEXION

Includes one (1) Leksell GammaPlan® (LGP) license for creating new treatment plans for Leksell Gamma Knife® PERFEXIONTM .This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

24

Leksell GammaPlan® for Leksell Gamma Knife® PERFEXIONTM includes:

1 STANDARD LGP FOR PERFEXION LICENSE

Includes one (1) Leksell GammaPlan® (LGP) license for creating new treatment plans for Leksell Gamma Knife® PERFEXIONTM .This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

1 RETREATMENTTM LICENSE

This software add-on facilitates planning of treatments days before surgery, the assessment of treatments and re-treatments. Users are free to plan days ahead of treatment, to prepare tomorrow’s follow-ups and plan additional treatment. Re-TreatmentTM also lets any user to integrate images and vital treatment information from previous plans. It is a powerful tool to import and display previous key treatment data in the new treatment images. Imported data are user defined regions (targets, risk structures) and prescription isodose. It increases the customer confidence when treating new lesions after an initial treatment.

1 WARPSPEEDTM, REAL-TIME DOSE UPDATE LICENSE

This add-on speeds up planning by allowing the update of isodoses instantly during planning. Isodoses displayed in any workspace are instantly updated whenever one or several isocenters are added, modified, or removed. It is possible to fully apprehend the potential of composite shots, while also simplifying the elaboration of new dose plans. WarpSpeed™ provides a shorter learning curve, more intuitive and faster planning.

1 FUNCTIONAL PLANNING™ LICENSE

This software add-on allows users to perform some functional procedures based on the definition on the AC-PC line the visualization of functional targets based on functional target formulas.

1 IMAGEMERGE™ LICENSE

This software add-on allows an automatic or manual co-registration of any frameless image studies with a frame based reference study. Once co-registered, the frameless image can be used in LGP like any other study. Supports MR, CT and PET images (requires the optional module ColorPETTM).

1 COLOR PET™ LICENSE

The ColorPET™ software add-on help users to can combine the physiological data of PET images with the anatomical data of CT and MR images using predefined color lookup tables. Requires the ImageMerge software add-on.

25

Color Printer 110V

Network color laser printer with

-         Ethernet connector, minimum speed 10/100

-         Support for Postscript Level 3 printing

-         Power supply 110 V

-         English menus and labels

-         Support for printing A4, US letter, US executive and US legal

Delivered model: HP Color Laser Jet or similar

Additional Training for Leksell Gamma Knife® PERFEXIONTM

6               Clinical Training

Principle and practice of Gamma Knife Surgery, clinical lectures, treatment planning, patient treatment - 5 days. Arranged by Elekta in collaboration with participating hospital.

1                LGP – DICOM RT License

DICOM RT provides an exclusive possibility to share treatment information with any DICOM RT compatible system. It includes:

IMPORT of DICOM RT STRUCT allows displaying any user-defined region/volume created on a DICOM RT system. Volumes can be target volumes, organ at risks, isodoses or any other region of interest defined by the user.

EXPORT of treatment data via DICOM RT STRUCT and DICOM RT DOSE allows sharing information with any compatible systems to perform dose comparison or dose addition.

26

Technical Specifications

Workflow
Automatic positioning system	Couch integrated
Typical repositioning time	< 3 s
Typical collimator size setup time	< 3 s
Blocked collimation setup time	< 3 s
Mixed collimation setup time (Composite shot)	< 3 s
Check and verify	100%
QA procedure	Automatic
Accuracy
Radiological accuracy	< 0.5 mm

Positioning repeatability	< 0.05 mm
Maximum patient weight	210 kg (460 pounds)
Treatment planning
Treatment planning system	PC/Linux based
Dynamic shaping	Yes
Remote planning	Yes
Image co-registration	Yes
PET supported	Yes
Mechanical treatment range X/Y/Z	160/180/220 mm
Shape of accessible volume	Cylindrical
Real collimator sizes	4,8,16 mm diameter
Radiation data
Total cobalt-60 activity at loading (approx.)	< 6,600 Curie (2.44 x 10[14] Bq)
Number of radiation sources	192
Radiation dose rate at focal point at loading	> 3 Gy/min
Physical data
Overall length, including cover	4.46 m
Overall width, including cover	2.12 m
Overall height, including cover	1.91 m
Total weight (approximate)	20,000 kg

27

Radiation unit

The radiation unit is the radiation delivery system. It houses 192 Cobalt-60 sources and the collimator system that directs the radiation to the focus point. The radiation unit incorporates the management of the shielding doors and electro-mechanics of the source sectors.

The following section describes selected components within the radiation unit.

All components are chosen from well-recognized suppliers to secure reliability and to optimize performance of the system.

Collimator body with radiation shielding
Collimator body	Tungsten body with 576 collimator channels.
Collimators	Tungsten collimator inserts.
Pre-collimator	576 lead pre-collimator channels.
Outer shielding	Cast iron.
Inner shielding	Tungsten and lead.
Bearing for collimator body	Crossed roller bearing. Static axial load 680000 N
Shielding doors	Steel.
Shielding strips	Stainless Steel.
Servo Controller	High precision, fully digital servo drive with embedded intelligence.
Motor	DC motor with 2000 line encoder
Linear guide
Linear guide blocks	Caged ball technology.
Gear	Planetary gear
Clutch	Ratchetting clutch
8 source carrying sector units
Sector	Aluminum. 24 source housing
Shafts	Induction hardened stainless steel.
Bearings	Graphite bushings
Motor	24V DC motor
Encoder	500 impulses/turn
Linear guide unit	Repeatability: ±0.003mm.
Linear encoder	Absolute Linear encoder.
Solenoid	Photo-micro sensor.
Servo controllers	Intelligent servo card

28

Patient Positioning System

The Patient Positioning System is the component of the PERFEXION™ system that the patient reclines on for treatment and is positioned relative the point of focus in the radiation unit.

The following section describes selected components within the Patient Positioning System.

All components are chosen from well-recognized suppliers to secure reliability and to optimize the performance of Leksell Gamma Knife PERFEXION.

Couch framework with X/Y/Z drive
Framework	20 mm zinc chromated steel
Motors	DC motors with 2000 line encoders.
Gear	X/Y-axis Planetary gear 30:1 Z-axis Planetary gear 4:1
Ball screws Bearing houses Support bearings	X/Z -axis.
Screw jack	Y-axis: Integrated safety nut.
Linear guides
Linear guide blocks	Caged ball technology.
Solenoid	Y-axis: Photo-micro sensor.
Linear encoders	Absolute Linear encoders. Accuracy grade +/- 0.005mm.
Servo Controllers	High precision, fully digital servo drive, with embedded intelligence.
Frame fixation	Hardened stainless steel
Comfort system
Mattress support	Sandwich structure with aluminum honeycomb core and steel sheets
Actuator	DC actuator
Ball bearing	Stainless steel.
Covers
Radiation unit and couch covers	3 layers glass reinforced polyester. Meets ASTM E84 with flame spread index less than 75. Flammability rating V-0 according to UL 94.

29

Control System

Office Cabinet

Includes:

MCU - Main Computer Unit

Office UPS - Uninterrupted Power Supply

Ethernet Switch

Operators Console

Includes:

CIU - Connection and Isolation Unit

The CIU is powered by the office UPS and the internal power supply converting 100-250VAC to 24VDC.

PSS - Patient Surveillance system

The PSS is included in the operator console as a separate unit and handles the video/audio signals of the PERFEXION™ system. It is possible to connect a video recorder on the ‘auxiliary’ outputs.

External audio system, e.g., patients MP3 player, can be connected and played over the sound system integrated in the radiation unit covers.

MCU Monitor

19” Flat screen, UL-approved.

The MCU Monitor shows the Graphical User Interface of the MCU.

PSS Monitor

19” Flat screen, UL-approved.

The PSS monitor shows the video from the patient camera and provides the sound from the patient microphone.

Treatment room Monitor

19” Flat screen, UL-approved.

The treatment room monitor displays the same information as the MCU monitor on the operators console.

Treatment room Camera

The treatment room camera provides video to the PSS Monitor in the Operators Area.

Medical Cabinet

Includes:

SDU - Sector Drive Unit

The SDU contains 8 servo controllers (one for each sector).

ECU - Electronic Control Unit

The Control Unit consists of two complete Power PCs (PPC) with peripherals (RAM, ROM, inputs, outputs, CAN interfaces).

Medical UPS - Uninterrupted Power Supply

The medical UPS delivers 24VDC and 48VDC needed for the PERFEXIONTM system. It is approved for medical use.

Radiation phantom

The Radiation Phantom with Cassettes is used for calibrating the absorbed dose rate of Leksell Gamma Knife®.

30

INFORMATION TO BE FURNISHED BY BUYER

Not later than six months prior to the Contractual Delivery Date or two weeks after the Effective Date, whichever occurs later, Buyer shall inform Seller in writing of:

(i)      the orientation of the LGK

(ii)     the minimum lengths of cables required to connect the LGK at the Site; and

(iii)    the manufacturer and model numbers of the CT, MRI and angiographic equipment which Buyer intends to use in connection with the LGK.

31

EXHIBIT B
DESCRIPTION OF SITE

TUFTS MEDICAL CENTER

750 WASHINGTON ST STE 1012

BOSTON, MA 02111-1526

32

EXHIBIT C
ELEKTA'S WARRANTY

1.	Subject to the exceptions set forth below, Elekta warrants to Buyer that for one year from the date of completed Installation Test Protocol, the LGK will perform consistently with the Specification and the LGK will be free from defects in design, materials, and workmanship which result in non-compliance with the Specification, except as otherwise provided herein below. Notwithstanding the foregoing, Elekta’s warranty set forth in this Section 1 does not cover:

(i)	defects arising out of materials or parts provided, modified or designed by Buyer;

(ii)         defects emanating from Buyer’s improper use or maintenance;

(iii)         normal deterioration or normal wear and tear, including radioactive decay of the Cobalt Supply;

(iv)	defects resulting from repairs or service of the LGK supplied other than by Elekta or its authorized representative;
(v)	defects in the Hardware (and its operating software) (the warranty for which is regulated in Section 7 below) or the LGP Software (the warranty for which is regulated in Section 2 below).
(vi)	the training referred to in Subsection 3.2 of the Terms and Conditions; or
(vii)	defects in positioning or in the Site.

2.	Elekta warrants that the LGP Software will, for a period of one year from the date of the completed Installation Test Protocol, perform substantially in accordance with the documentation delivered with such LGP Software. The warranty set forth in this Section 2 shall not apply if the LGP Software is subject to unauthorized repair or modification, improper application, improper installation, accidental damage, negligence in use, improper storage, acts of God, electrical power damage, equipment malfunction, or abnormal operating conditions, and in the event of any of the foregoing, Buyer shall be responsible to pay Elekta’s then standard charges for any repairs, replacements or services performed by Elekta.

3.	In the event that the LGK or any part or component thereof shall fail to conform with the relevant warranty described herein, Elekta shall (or cause one of its Affiliates to) promptly repair or replace, at its option and at its expense, the defect in the LGK or component thereof. Repair or replacement parts furnished or work performed under this warranty shall be warranted for a period of one year from and after the date of such repair of replacement, but in no event shall any such warranty with respect to repair or replacement work or parts extend past that date which is two (2) years from and after the date of completion of the Installation Test Protocol. The defective LGK or part thereof which is replaced in accordance with this warranty shall be the property of Elekta, and Elekta will notify Buyer in writing immediately after repair or replacement as to what disposition Elekta desires of such LGK or part thereof, all at Elekta’s cost.

4.	In order to avail itself of its rights under this warranty, Buyer shall immediately notify Elekta in writing of any defects that appear under the warranty and shall give Elekta every opportunity of inspecting and remedying such defects.

5.	Year 2000 Compliance Warranty. Elekta further warrants that the equipment, software and use of data will be year 2000 compliant and accommodate a full year calculation in its software. Licensor will guarantee that the equipment and software will accept all data and perform to comply with the year 2000 warranties, assuring that the full four (4) positions (e.g. 1997) year is utilized.

6.	THE FOREGOING WARRANTIES ARE EXCLUSIVE AND GIVEN AND ACCEPTED IN LIEU OF ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES WITH RESPECT TO QUALITY, PERFORMANCE AND OPERATION OF THE LGK, WRITTEN OR ORAL, EXPRESSED OR IMPLIED. ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED. CORRECTION OF NON-CONFORMITIES OR DEFECTS AS PROVIDED ABOVE SHALL BE BUYER’S EXCLUSIVE REMEDY AND SHALL CONSTITUTE FULL AND FINAL FULFILLMENT OF ALL LIABILITIES OF ELEKTA, WHETHER IN WARRANTY, CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHERWISE WITH RESPECT TO THE LGK. IN NO EVENT SHALL ELEKTA BE LIABLE FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE ARISING IN ANY RESPECT FROM THE LGK OR ITS USE, OPERATION OR PERFORMANCE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

7.	Elekta shall assign to Buyer all of Elekta’s rights under the warranty or warranties provided by the manufacturer (the “Computer Manufacturer”) for the Hardware and operating software included in the LGK. In the event the Hardware or operating software exhibit defects which are covered by the warranty of the Computer Manufacturer, Buyer may notify Elekta of the nature of such defects. In such case, Elekta shall promptly inform the Computer Manufacturer thereof and use its best efforts to arrange prompt repair service by the Computer Manufacturer pursuant to the terms of the Computer Manufacturer’s warranty or warranties Elekta shall furnish Buyer with such reasonable cooperation as Buyer may request with respect to the purchase by Buyer of any extended warranty or maintenance contract offered by the Computer Manufacturer.

33

EXHIBIT D

LEKSELL GAMMAPLAN® PFXTM SOFTWARE LICENSE

1.	LGP Software

1.1	Elekta hereby licenses to Buyer at no additional cost beyond the Purchase Price, the LGP Software, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK. In case Buyer already has an existing Leksell Gamma Knife® Buyer may also retain one license to the old Leksell Gamma Plan® software for archival purposes. Such license is also subject to the license terms and conditions set out in this Exhibit E. Such license is for the use by Buyer of the software at one (1) workstation.
1.2	Buyer shall not: (a) use LGP except in connection with the radiosurgical operations performed with the LGK at the Site; (b) make any modification to, adapt, translate, decompile, disassemble or create derivative works based on LGP or merge LGP into any other software; (c) reproduce LGP (or any portion thereof) or any materials related thereto except for one back-up copy made as part of Buyer’s regular computer software maintenance routines; (d) transfer, assign or sublicense LGP to any person except to an assignee of all of Buyer’s rights in this Agreement in a manner permitted by Section 8.1 of the Terms and Conditions; or (e) use LGP in connection with any access terminal other than the Hardware which has been specifically approved by Elekta in writing.
1.3	All right, title, interest and ownership of, in and to LGP, including but not limited to all trademarks, service marks, registrations, copyrights, and all other proprietary rights not expressly granted in this License, shall at all times remain the exclusive property of Elekta. Elekta shall retain all rights to LGP recorded on the original disk(s) and all subsequent copies of LGP, in whatever form recorded.
1.4	The term of Buyer’s license to LGP shall continue until the earlier of: (a) any sublicense, assignment or transfer or attempted sublicense, assignment or transfer by Buyer of LGP without the consent of Elekta; (b) the transport, movement or attempted transport or movement by the Buyer of LGP, or the Hardware on which LGP is installed, from the Site without prior written consent of Elekta; (c) any modification or adaptation of LGP for use with any equipment other than the LGK; (d) the use of LGP in connection with more than one access terminal unless Buyer has obtained the written consent of Elekta to the use of more than one access terminal at the same time or in connection with any access terminal other than the Hardware which has not been specifically approved by Elekta in writing; or (E) the mutual written consent of Buyer and Elekta.

2.	Buyer’s Responsibilities Concerning Hardware and LGP

2.1	To facilitate E-Mail/Internet support, Buyer shall provide for E-Mail/Internet connectivity.
2.2	Buyer shall assign a system manager who will undergo the appropriate training on the operating system HP-UX and /or already have sufficient UNIX system administrator experience. Such training will be provided by the Hardware manufacturer and Elekta shall pay the fee therefore. Buyer shall pay all travel and other expenses associated with such training.
2.3	If Buyer elects to transfer images by a data network, then :
(a)	Buyer shall provide the format to and right to read the diagnostic images generated by the user’s diagnostic equipment and planned to be used as input for LGP. The Buyer shall provide a sample image in digital and hard copy form in the orientation intended for clinical use.
(b)	Buyer is responsible for obtaining up-to-date and accurate scanner image formats and any other scanner or PACS information from vendors necessary to integrate images into LGP and providing this to Elekta.
(c)	The Hardware used to run LGP must be used solely for this purpose. All changes and additions to LGP and/or Hardware running LGP must receive prior written approval of Elekta.
(d)	Buyer shall provide the images via an Ethernet connection using TCP/IP protocol and will provide all physical cabling to the LGP Hardware compatible with 100-Base-T or 1000-Base-T at the Installation location of the LGK.
(e)	Buyer shall provide all TCP/IP networking parameters such as IP address, netmask, gateway address, etc. for the HP workstation included as a part of the Hardware.

34

EXHIBIT E

END USER AGREEMENT AMENDMENTS

This page left intentionally blank.

35

Exhibit 2

PER PROCEDURE PAYMENTS

Annual Procedures Performed	Initial Non-Medicare Fee Per Procedure	Initial Medicare Fee Per Procedure[1]
*	*	*
*	*	*
*	*	*
*	*	*

Notwithstanding anything to the contrary set forth herein, (a) for purposes of determining the per procedure payment, the number of annual procedures performed shall be reset to zero (0) on each anniversary of the first day of the first full month after the Effective Date of this Agreement; (b) for purposes of determining the applicable per procedure payment tier, non-Medicare and Medicare procedures will be grouped chronologically as they are performed; and (c) there shall be no retroactive adjustment of the per procedure payment irrespective of whether the number of procedures performed during any fiscal year reaches a lower per procedure payment level. For example, if during an annual measuring period, * procedures are performed (of which * are non-Medicare procedures and * are Medicare procedures), then, (i) for each of the first * procedures performed (irrespective of the number of non-Medicare and Medicare procedures comprising the first * procedures), Medical Center would pay * for each non-Medicare procedure and * for each Medicare procedure; and (ii) for each of the next * procedures performed (irrespective of the number of non-Medicare and Medicare procedures comprising the next * procedures), Medical Center would pay * for each non-Medicare procedure and * for each Medicare procedure.

36

Exhibit 3

DESIGNATED PAYORS

*

*

*

*

*

37